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                                                                   EXHIBIT 10.73

[Hanover Company Letterhead]

                                        February 1, 2002

Mr. John E. Jackson
10311 West Indore Drive
Littleton, CO 80127

Dear John:

This letter summarizes Hanover Compressor Company's offer of employment to you to serve as the Company's Chief Financial Officer based in Hanover's corporate office in Houston, Texas. I am confident that your inclusion in Hanover's senior executive management team will prove to be mutually rewarding and offer you the career opportunity that you seek.

A job description describing the essential responsibilities of the Chief Financial Officer position is attached. In this position you will be responsible for all traditional financial management and related administrative activities of the Company, including all domestic and international accounting practices and policies, financial and management reporting, internal controls, treasury and finance activities, tax planning and compliance, and information technology. This position will also entail your management of the Company's capital structure, commercial and investment banking relationships, external financing and relations with investors, ratings agencies and other parties essential to the Company's capital formation. Additionally, as a critical member of the Company's senior executive management team you will be involved with and responsible for the budgeting and planning activities of the Company, working with other Hanover senior managers to accomplish the business development and operating objectives of the Company.

The compensation for this position is as follows.

Base Salary:        $11,538.47 per pay period (26 pay periods per year).

Profit Sharing
Opportunity:        25-100% of annual base salary to be paid annually based upon
                    Company performance and personal performance compared with agreed upon objectives and subjective measures. Provided such agreed upon performance objectives are met, target annual profit sharing payout shall be 50% of annual base salary. Not withstanding the provisions described above, your minimum profit sharing payment for performance during 2002 will be $75,000.

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Mr. John E. Jackson
February 1, 2002

Stock Option
Program: Upon your employment start date, the Company will grant to you non-qualified stock options to purchase 50,000 shares of Company common stock at a price per share equal to the NYSE closing market price that day. In addition, provided that you remain continually employed by the Company in a role substantially similar to that described herein, the Company shall offer you the opportunity to participate in at least one subsequent stock option program within two years of your employment start date with Hanover.

DEFS Incentive
Compensation
Make-Whole:         Upon commencement of employment, the Company shall make a
                    one-time payment to you of $210,000 before applicable tax representing (i) $95,000 for 2001 bonus compensation that you would have otherwise received from Duke Energy Field
                    Services Inc. ("DEFS") for services rendered during 2001;
                    (ii) $100,000 for unvested but "in the money" Duke Corp.
                    stock options previously granted to you by DEFS and (iii)
                    $15,000 for unvested but "in the money" shares of Duke Corp.
                    restricted stock previously issued to you by DEFS. This payment may be utilized by you to finance your personal investment in the Company's common stock described herein.
                    Note that the Company may reclaim this amount if you terminate your employment with the Company without "Good
                    Reason" within 12 months of your employment start date.

Relocation
Allowance:          The Company will assume financial responsibility for the
                    relocation costs listed below with the objective of covering all such documented costs subject to a cap described below.
                    As part of this program, the Company will coordinate the movement of your household goods and personal belongings on a direct bill basis under its agreement with one of its national moving companies. The Company will also reimburse you for reasonable and customary closing costs and make a one-time payment to you of $10,000 to cover incidental expenses related to your move. Additionally, under this program the Company agrees to (i) assume financial responsibility for third party brokerage commissions related to the sale of your current residence of up to 6 percent of the sale price of your home or (ii) pay you a "sales incentive" of up to 3 percent of the value of your home in the event that you sell your home


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Mr. John E. Jackson
February 1, 2002

                    yourself without a third party broker. The Company will also assume financial responsibility for loan application, origination and title insurance costs and miscellaneous warranty, appraisal and related fees related to your purchase of a new residence in Houston. Additionally, to help facilitate your family's relocation to Houston, the Company will reimburse you for reasonable out-of-pocket travel and related living expenses for a period of up to twelve months following your start date. The Company will provide an income tax gross up to you on taxes that may be owed resulting from taxable relocation-related expenses. The Company will not reimburse you for property, school and personal taxes, related to the sale of your existing primary residence.


                    Total Company reimbursement for the above-referenced relocation and related costs, excluding transitional, temporary living and related travel expense or any "tax gross-up" (see below) incurred within eighteen months of your employment start date shall be capped at $60,000. Whenever possible, these costs will be billed directly to the Company. To the extent that payment of these costs result in taxable relocation expense to you, the Company agrees to provide an income tax gross up to you for such personal taxes paid by you. Note that the Company may reclaim this relocation payment if you terminate your employment with the Company without "Good Reason" within 12 months of your employment date.


Auto Allowance:     Either $500 per month or company furnished vehicle (TBD).

Vacation:           Up to four weeks per year.

Employment
Agreement:          An agreement obligating the Company to make a severance
                    payment to you equal to one and one-half times your annualized salary and bonus compensation in the event that you involuntarily terminate your employment with the Company within the first twelve months following a "Change of Control" of the Company. This agreement will not obligate the Company to make a severance payment to you in the event that you voluntarily terminate your employment with the Company without "Good Reason" or involuntarily terminate your employment with the Company due to your death, disability, or termination for "Cause". The agreement will be paired with a non-competition agreement, which shall preclude you from employment in

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Mr. John E. Jackson
February 1, 2002

                    Hanover's principal lines of business for a period one year after you terminate your employment with the Company employment and shall terminate the above-referenced severance payment to you in the event that you violate this non-compete agreement.

                    For purposes of this letter, voluntary termination of employment for "Good Reason" shall be defined as any situation in which your termination of employment with the Company (i) promptly follows a material reduction of your duties and responsibilities or a permanent change in your duties and responsibilities which are materially inconsistent with the type of duties and responsibilities then in effect, (ii) promptly follows a material reduction in your annual base salary (without regard to bonus compensation, if any), (iii) promptly follows a material reduction in your employee benefits (without regard to bonus compensation, if any) if such reduction results in you receiving benefits which are, in the aggregate, materially less than the benefits received by other comparable employees of the Company generally or (iv) the Board otherwise determines that a voluntary termination by you is for "Good Reason" under the circumstances then prevailing.

Additionally, as a full time employee, you will also be eligible to participate in the various benefit programs offered by the Company. Enclosed please find a summary of those programs. During the initial three-month eligibility waiting period for health benefits, the Company will reimburse you for your actual cost of continuing your current employer's health coverage under the Consolidated Omnibus Reconciliation Act (COBRA) option. Pursuant to Company and ERISA guidelines, your eligibility for participating in the Company's 401(k) plan will occur on the 1st of the month following six months of service with the Company.

John, this offer is contingent upon providing Hanover with the required documentation to complete the INS I-9 Form and the successful completion of a drug screen. These activities, along with a full discussion of benefits and the related forms, can be accomplished by calling me or Errol Robinson, Director of Human Resources in the Hanover's corporate office at 281/447-8787.

Again, we are extremely confident that if your decision is to accept this offer, it will prove to be mutually rewarding. Your inclusion in Hanover's senior executive management group represents a very significant addition to the Company step and an excellent opportunity for both you and the Company.


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Mr. John E. Jackson
February 1, 2002

Your acceptance of this offer can be confirmed by signing the acceptance below and returning a copy to my attention.

Sincerely,

/s/ Michael J. McGhan
----------------------------
Michael J. McGhan

cc: William S. Goldberg

Accepted: /s/ John E. Jackson                   Date: 2-2-02
         --------------------------
              John E. Jackson

Start Date: As agreed per B.O.D.

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